EXHIBIT 99.1

For Immediate Release:                                    Contact:    1st Source Corporation
August 25, 2008                                                  Larry E. Lentych
                                                           Andrea Short
                                                           (574) 235-2000

                                                            Wasatch
                                                            Eric Huefner
                                                            (801) 533-0777

1st Source Enters Strategic Partnership with Wasatch Advisors

South Bend, IN – 1st Source Bank, an affiliate of 1st Source Corporation, announced on Monday, August 25, 2008 that its subsidiary, 1st Source Corporation Investment Advisors, Inc., had entered into an agreement to form a long-term strategic partnership with Wasatch Advisors, Inc., a Salt Lake City, Utah registered investment advisory firm. Under the partnership, 1st Source Monogram Mutual Funds - the Income Equity Fund, the Long/Short Fund and the Income Fund will be re-branded as the Wasatch-1st Source Income Equity Fund, the Wasatch-1st Source Long/Short Fund, and the Wasatch-1st Source Income Fund.

The Wasatch-1st Source Funds will continue to be managed by current portfolio managers, Ralph C. Shive, CFA; Michael L. Shinnick; and Paul D. Gifford, CFA. The portfolio managers will follow the same innovative process in leading the Funds that they have used to build their highly regarded long-term track records. The partnership with Wasatch will provide the managers with more research resources and more time to focus on managing their respective funds.

Wasatch will acquire the assets of 1st Source Corporation Investment Advisors, Inc. related to the management of the 1st Source Monogram Mutual Funds and add the three new funds to its Wasatch Funds no-load family. As part of the strategic partnership, $11.7 million will be paid to 1st Source at the closing. 1st Source will also receive performance payments over the next ten years based on the net growth and the investment performance returns of the Funds. The agreement is subject to the approval of regulators, fund shareholders and others, and is expected to close by the end of the year subject to customary closing conditions.

Under terms of the agreement, Ralph Shive and Mike Shinnick will join Wasatch Advisors as employees and eventually move to a new Wasatch office in the South Bend area. They will join with former 1st Source Monogram Special Equity Fund Manager, Brian Bythrow, CFA, who has been with Wasatch since 2003 managing the Wasatch MicroCap Value Fund. Paul Gifford will remain employed and housed with 1st Source and become the Chief Investment Officer of 1st Source Corporation Investment Advisors, Inc.

Through this partnership, 1st Source Bank expects to expand and strengthen its investment services for clients.  The additional investment options available through Wasatch will allow for increasing and deepening the personalized investment opportunities and product mix available to 1st Source Trust, Investment and Retirement Plan clients. 1st Source clients will also continue to benefit from the top fund management practices of Ralph Shive, Mike Shinnick, and Paul Gifford.

Christopher J. Murphy, III, Chairman of 1st Source Corporation, commented, “1st Source is pleased to have a partner who assures a strong backup to our investment management team, as well as a partner who has distinguished itself as investment managers working together to achieve superior results for their clients. We believe Wasatch is the perfect fit. This arrangement allows us to offer the investment management expertise we have had for so long, yet gives greater career opportunities to staff, and provides back up for our equity managers.”

According to Samuel S. Stewart, Jr., Ph.D., CFA and Chairman of the Board at Wasatch, “Wasatch is very excited about a strategic partnership with the 1st Source Monogram Mutual Funds. Ralph Shive and Mike Shinnick are a great fit with our collaborative multiple eyes™ process, and bring proven investment expertise that will strengthen the Wasatch team. The 1st Source managers also share Wasatch’s commitment to disciplined long-term investing. We think this is a great partnership for our shareholders through what it brings to our research team, and also because it broadens our range of quality products into three asset classes of particular interest to our clients.”

 “The Wasatch partnership will allow 1st Source direct access to a broader array of well-managed investment options for our clients by partnering with a company that shares a similar vision and goals,” said Steven J. Wessell, Senior Vice President, head of the Personal Asset Management Group at 1st Source Bank. “This will expand and strengthen the services we are able provide to our clients, while allowing the portfolio managers the concentration necessary to continue the much respected performance of their Funds.”

About Wasatch Advisors
Founded in 1975, Salt Lake City based Wasatch Advisors is an employee-owned investment advisor. Wasatch Advisors is the investment advisor to Wasatch Funds®, a family of no-load mutual funds, as well as separately managed institutional and individual portfolios. Wasatch Advisors pursues a disciplined approach to investing, focused on bottom-up, fundamental analysis to develop a deep understanding of the investment potential of individual companies. The portfolio managers employ a uniquely collaborative multiple eyes™ process to leverage the knowledge and skill of the entire Wasatch Advisors research team in making investment decisions. Wasatch Advisors is registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940.

About 1st Source
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source Bank has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment.

The Bank includes 79 banking centers in 17 counties, 24 locations nationwide for the 1st Source Bank Specialty Finance Group, seven Trust and Wealth Management locations plus six 1st Source Insurance offices.  With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities in which it serves.

1st Source may be accessed on its home page at “www.1stsource.com.” Its common stock is traded on the Nasdaq Global Select Market under “SRCE” and appears in the National Market System tables in many daily newspapers under the code name “1st Src.”

Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

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